For further information, contact:
➢ Mort Plawner, Vice President & Treasurer	Phone: 973-430-6474
➢ Greg McLaughlin, Sr. Investor Relations Analyst	Phone: 973-430-6568
➢ Yaeni Kim, Sr. Investor Relations Analyst	Phone: 973-430-6596

January 2, 2007

PSEG SELLS LAWRENCEBERG ENERGY CENTER TO AEP SUBSIDIARY

     Public Service Enterprise Group Incorporated (PSEG) announced today that its subsidiary, PSEG Power LLC, has reached agreement to sell its Lawrenceburg Energy Center in Lawrenceburg, Indiana (Dearborn County), to AEP Generating Company, a subsidiary of American Electric Power Company, Inc. (AEP). The facility is a 1096-megawatt, gas-fired combined cycle electric generating plant that entered commercial operation in the summer of 2004.

     Sale price for the facility and inventory is $325 million. The proceeds, together with anticipated reduction in tax liability, will be approximately $425 million and will be used to retire debt. The transaction will result in an after-tax charge to PSEG and PSEG Power earnings of approximately $210 million, or about 83 cents per share of PSEG common stock. It will be reflected as a charge to discontinued operations in the fourth quarter of 2006. However, the charge will not affect PSEG guidance for 2006 operating earnings of $3.45 to $3.75 per share. The transaction is expected to be accretive to PSEG operating earnings in 2007.

     The sale is subject to approval by the Federal Energy Regulatory Commission, compliance with the Hart Scott Rodino Act, and will also require certain state regulatory approvals in Indiana. It is anticipated that the transaction will close in the second quarter of 2007.

     Frank Cassidy, PSEG Power President and Chief Operating Officer, said the sale reflects conditions in wholesale power markets and represents the best course of action for PSEG shareholders, plant employees, and the Lawrenceburg community.

     PSEG Power said it expects a smooth transition to the plant’s new ownership and will work jointly with AEP to minimize any impact on the plant’s employees.

     Morgan Stanley served as PSEG Power’s financial advisor for the transaction.

     PSEG (NYSE:PEG) is a diversified energy holding company with annual revenues of more than $10 billion. PSEG Power, one of the largest independent power producers in the U.S., owns approximately 14,000 MW of electric generating capacity. PSEG’s other primary subsidiaries are Public Service Electric and Gas Company (PSE&G), NJ’s oldest and largest electric and gas distribution utility company, which was recently named for the second year running as America's most reliable electric utility, and PSEG Energy Holdings, a holding company for other non-regulated businesses.

FORWARD-LOOKING STATEMENT

Readers are cautioned that statements contained in this press release about our and our subsidiaries’ future performance, including future revenues, earnings, strategies, prospects and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance they will be achieved. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the effects of weather; the performance of generating units and transmission systems; the availability and prices for oil, gas, coal, nuclear fuel, capacity and electricity; changes in the markets for electricity and other energy-related commodities; changes in the number of participants and the risk profile of such participants in the energy marketing and trading business; the effectiveness of our risk management and internal controls systems; the effects of regulatory decisions and changes in law; changes in competition in the markets we serve; the ability to recover regulatory assets and other potential stranded costs; the outcomes of litigation and regulatory proceedings or inquiries; the timing and success of efforts to develop domestic and international power projects; conditions of the capital markets and equity markets; advances in technology; changes in accounting standards; changes in interest rates and in financial and foreign currency markets generally; the economic and political climate and growth in the areas in which we conduct our activities; and changes in corporate strategies. For further information, please refer to our Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this release. In addition, any forward-looking statements included herein represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our estimates change, unless otherwise required by applicable securities laws.